Exhibit 10.1

TECHNICAL KNOWHOW LICENSE

AND SERVICING AGREEMENT

THIS Technical Knowhow License and Servicing Agreement (this “Agreement”) is made on the 8th of November 2022 (“Effective Date”)

BETWEEN:

(1)	MARVION GROUP LIMITED (BVI company number: 2073752), a company incorporated in the British Virgin Islands, with registered address at OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands (hereinafter the “Customer”); and

(2)	DATACUBE RESEARCH CENTRE LIMITED (HK company number: 2258257), a company incorporated in Hong Kong, with a registered address at Unit 1717-1718, 17/F., Star House, 3 Salisbury Road, Tsim Sha Tsui, Kowloon (hereinafter the “Service Provider”).

(the Service Provider and the Customer are hereinafter collectively referred to as the “Parties” and individually as a “Party”).

WHEREAS :

(A)	The Customer has engaged the Service Provider to develop the Deliverables (to be defined hereinbelow) for the Customer.

(B)	The Service Provider and the Customer desire to enter into a transfer of Technical Knowhow and in which the Service Provider will provide description of services to the Customer.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the Parties, intending to be legally bound, do hereby agree as follows:

1.	Definitions

1.1	For purposes of this Agreement, the following terms shall have the following meanings:

i.	“Deliverables” means any tangible property with the implementation of the Technical Knowhow, including software media, delivered to the Customer under this Agreement, as specified in the Clause 7;

ii.	“Project” means the combination of Services and Deliverables to be provided under this Agreement;

iii.	“Services” means any and all services specified in the Statement of Work (as defined in Clause 3);

iv.	“Technical Knowhow” means the technical knowhow as fully described in Clause 2; and

v.	“USD” means the legal tender of the United States of America.

1.2	In this Agreement, unless the context otherwise requires, words denoting the singular number only shall include the plural and vice versa. Save as otherwise indicated, references to "Clauses" and the "Schedule" are to be construed as references to clauses of, and the schedule to, this Agreement.

1.3	Words importing the masculine gender, feminine gender or neuter shall include the others. All capitalised words and phrases used in the agreement shall bear the meanings ascribed to them as set out in the definitions of such capitalised words and phrases in the Schedule. The Service Provider shall have final authority to interpret this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Parties in respect of any questions arising under this Agreement. The words ‘include’ and ‘including’ shall be deemed to be qualified by a reference to ‘without limitation’.

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1.4	The Recitals set forth hereinabove are incorporated into and made part of this Agreement.

2.	Technical Knowhow

2.1	Visual Intelligence Engine; Speech Recognition Engine; Text Analytics Engine; Emotion Recognition Engine; Motion Recognition Engine and AI Agent Creation Engine.

i.	Description of Technical Knowhow

(A)	Visual Intelligence Engine (Price: USD 8M)

a.	Image Restoration and Enhancement: This module is aiming at the restoration of degraded image content, the filling in of missing information, or the needed transformation and/or manipulation to achieve a desired target. (Price: USD 1M)

b.	3D Model Reconstruction: This module is able to re-constructure a 3D model from an image by learning the relationship between 3D model and 2D image. (Price: USD 2M)

c.	Feature Extraction: This module is to extract the features from given images. (Price: USD 1M)

d.	Training: This module is to train a DNN model with the extracted features in order to generate a fingerprint model. (Price: USD2M)

e.	Classification: This module is to classify artwork using the trained model. (Price: USD 2M)

(B)	Speech Recognition Engine (Price: USD 5M)

a.	Speech to Text: This module is used for identifying and transcribing voice into text. The voice is captured in sound frequencies that can be analysed in order to associate each phoneme with a word or a group of words to constitute a text. (Price: USD 1M)

b.	Natural Language Processing: This module is used for translating human language into machine language. It can analyse the sentence, extract a maximum of linguistic data and finally can generate the reply in text format to the user. (Price: USD 2M)

c.	Text to Speech: This module is to convert text into voice and inform the user by the conversational interface. It corresponds to the feedback of the system which is expressed through a synthetic voice. (Price: USD 2M)

(C)	Text Analytics Engine (Price: USD 10M)

a.	Tokenization: This module refers to the process of breaking out long-form text into sentences and words called “tokens”. These are, then, used in the models, like bag-of-words, for information retrieval tasks. (Price: USD 2M)

b.	Stemming: This module refers to the process of separating the prefixes and suffixes from words to derive the root word form and meaning. (Price: USD 2M)

c.	Summarization: This module provides a synopsis of long pieces of text to create a concise, coherent summary of a document’s main points. (Price: USD 1.5M)

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d.	Part-of-Speech Tagging: This module assigns a tag to every token in a document based on its part of speech. (Price: USD 1.5M)

e.	Feature Selection: This module refers to the process of selecting the important features (dimensions) to contribute the most to output of a predictive analytics model. (Price: USD 1.5M)

f.	Feature Extraction: This module refers to the process of selecting a subset of features to improve the overall performance by dimensionality reduction. (Price: USD 1.5M)

(D)	Emotion Recognition Engine (Price: USD 5M)

a.	Image: This module is to classify the expressions on face images into various categories such as anger, fear, surprise, sadness, happiness and so on. (Price: USD 1.5M)
b.	Voice: This module is to recognize a speaker's emotion using tone and tempo information of a voice signal. (Price: USD 2M)

c.	Text: This module is to detect and recognize types of feelings through the expression of texts, such as anger, disgust, fear, happiness, sadness, and surprise. (Price: USD 1.5M)

(E)	Motion Recognition Engine (Price: USD 7M)

a.	Detection: This module detects hand or body movements and segments the image to find hand edges and positions with deep learning. (Price: USD 2M)

b.	Tracking. This module monitors movements frame by frame to capture every movement and provide accurate input for data analysis. (Price: USD 2.5M)

c.	Recognition. This module tries to find patterns based on the gathered data. When it finds a match and interprets a gesture, it performs the action associated with this gesture. (Price: USD 2.5M)

(F)	AI Agent Creation Engine (Price: USD 7M)

a.	Dialog: This module is to get agents talking. (Price: USD 1.5M)

b.	Event: This module is to trigger different actions based on event sequences. (Price: USD 1M)

c.	Path: This module is to let agents moving to destinations with the shortest path approach. (Price: USD 1M)

d.	Behaviour: This module is to assign behaviours to agents so that they can interact with others. (Price: USD 1.5M)

e.	Emotion: This module is to allow for agents to have emotions that can change due to different reasons and at various rates. (Price: USD 2M)

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3.	Statement of Work

3.1	Implementation the Technical Knowhow

i.	The work which the Service Provider shall perform is specified as below:

(A)	The Service Provider shall perform and deliver to the Customer the implementation the Technical Knowhow as set forth in Clause 2 to the tangible items as instructed from time to time by the Customer against and subject to the terms and conditions of this Agreement.

(B)	The Service Provider performs production for each Deliverables and deliver to the Customer within ninety (90) days upon commencement of production. The Customer deserves rights to examine progress during production period.

4.	Development Fee
4.1	In consideration of the Service Provider delivering the Deliverables to the Customer, the Customer shall pay the Service Provider the sum total of USD 42 million, amortized as follows:

(A)	Visual Intelligence Engine (Price: USD 8M)

(B)	Speech Recognition Engine (Price: USD 5M)

(C)	Text Analytics Engine (Price: USD 10M)

(D)	Emotion Recognition Engine (Price: USD 5M)

(E)	Motion Recognition Engine (Price: USD 7M)

(F)	AI Agent Creation Engine (Price: USD 7M)

5.	Term
5.1	The term of the service shall be for 3 years, commencing from the Effective Date or until the exercise of Clause 13 or as provided in Clause 12.

6.	Terms of payment

6.1	Payment channel

i.	By bank transfer whereby the Service Provider specify a bank account to the Customer over the Term.

ii.	By digital currencies, unless otherwise agreed between the parties in writing, in the form of stable-coins (“Digital Currencies”) whereby the Service Provider specify a wallet address to the Customer over the Term.

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6.2	Payment details

i.	The Customer hereby agrees to pay the Service Provider a deposit in the sum equivalent to the Development Fee amortized pursuant to each module as amortized in Clause 4.1 (A-G) hereinabove, within thirty (30) days from the pre-paid invoice being issued for each amortized module, after the Customer has given notice to the Service Provider to start certain scope(s) of the Technical Knowhow describes above.

ii.	The Customer will receive pre-paid and completion invoices based upon the billing/payment schedule contained in the applicable Statement of Work. Invoices will contain a description of the Services or Deliverables provided. The Customer shall arrange for payment within thirty (30) days to the Service Provider. If any invoice is not paid when due, the Service Provider may not start the provision of Services and/or Deliverables without liability or penalty until final resolution of the matter.

iii.	If the Customer chooses to pay the Service Provider via Digital Currencies, the Customer agrees that a 5% handling fee based on the deposit sum will be levied in accordance with clause 6.2.i hereinabove (“Handling Fee”) and the Customer undertakes to pay for such Handling Fee (if any).

7.	Deliverables
7.1	Except for commercial off-the-shelf type products where the license for such products is contained in the applicable Statement of Work, the Customer shall have the perpetual nonexclusive license to use for commercial purposes, all Deliverables under this Agreement with the Service Provider.

7.2	All of the foregoing shall be deemed to be work made for hire, except as hereafter specified, and belong to the Customer, with the Customer having the sole right to obtain, hold, and renew, in its own name or for its own benefit, patents, copyrights, registrations, or other appropriate protection.

7.3	The Customer acknowledges that the Service Provider uses, or may develop hereunder, methods, concepts, code sequences, format, sequence structure, organization, menu command hierarchy, templates, masks, user interface, techniques, program organization, database structuring techniques, and the like (“Service Provider Proprietary Items”) that are proprietary to the Service Provider.

7.4	It is agreed that these Service Provider Proprietary Items shall remain the sole and exclusive property of the Service Provider. The Service Provider grants the Customer a perpetual, non-exclusive, paid-up license to use the Service Provider proprietary items subject to the following:

i.	The Customer may use the Service Provider proprietary items solely in connection with the products purchased hereunder, for the purpose for which those products were originally purchased.

ii.	The Customer may not transfer, sell, or otherwise dispose of any Service Provider Proprietary Items without the prior written consent of the Service Provider.

iii.	This license gives no title or ownership rights in the Service Provider proprietary items or related intellectual property to the Customer.

iv.	The Customer agrees to retain or reproduce on all copies of any the Service Provider proprietary items all copyright notices and other proprietary legends and all trademarks or service marks of the Service Provider or any third party.

v.	The Customer will have no rights to assign or sell the license granted herein to others.

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vi.	The Customer grants the Service Provider a perpetual non-exclusive, paid-up license to use all portions of the Deliverables first developed by the Service Provider during the performance of this Agreement, not to include content or any material provided to the Service Provider by the Customer.

8.	Acceptance

8.1	The Deliverables, if any, shall be deemed accepted by the Customer upon completion of the following acceptance test:

i.	Immediately upon receipt of said Deliverables, the Customer shall promptly perform testing of the Deliverables to confirm that the Deliverables perform in accordance with the documentation or other standards applicable thereto as set forth in the Statement of Work.

ii.	The Customer shall either promptly provide the Service Provider with written acceptance of the Deliverables, or deliver to the Service Provider a detailed written statement of nonconformities to be corrected prior to the Customer’s acceptance of the Deliverables. Unless otherwise agreed to in writing by the parties, the Service Provider will redeliver corrected Deliverables to the Customer within a reasonable amount of time after receipt of such statement of nonconformities.

iii.	Following redelivery of corrected Deliverables, a new acceptance test shall be immediately commenced by the Customer. Any such written statement of nonconformities shall provide sufficient detail to enable the Service Provider to remedy the failure to conform to the completion criteria.

8.2	If the Customer fails to provide a written acceptance or a written statement of nonconformities within five (5) days of initial receipt of said Deliverables or such other mutually acceptable period as defined in the applicable Statement of Work, or within five (5) days of re-delivery of said corrected Deliverables or such other mutually acceptable period, the Deliverables shall be deemed immediately accepted by the Customer.

9.	Warranties and Remedies

Warranties

9.1	The Service Provider warrants Deliverable functionality substantially as defined in the Statement of Work for a period of seven (7) days following final delivery.

9.2	The Service Provider warrants that with respect to any Deliverable assigned by the Service Provider to the Customer that the Service Provider has the right to transfer title to the Customer.

9.3	The Service Provider further warrants that to its knowledge the Deliverables do not infringe any intellectual property right held by a third party.

9.4	The Customer’s sole and exclusive remedy and the Service Provider’s only obligation for breach of the warranty hereunder will be, at the Service Provider’s option, to correct any material errors in provision of Services or to replace or repair Deliverables which do not conform to the warranty.

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Remedies

9.5	In order for the Customer to exercise its remedy under this provision, the Customer must give the Service Provider written notice of such nonconformity within the warranty period, and the Service Provider must determine that any nonconformity did not arise due to any cause specified below.

9.6	The Service Provider shall be given free and full access to deliverables to make corrections, and the Customer shall promptly inform the Service Provider of any changes in the location of Deliverables during the warranty period. If this remedy is adjudged to have failed of its essential purpose, the Service Provider’s total liability will be to refund the price paid to the Service Provider by the Customer for the nonconforming Deliverables.

9.7	The remedy provided by the Service Provider for breach of warranty does not include the following, which may be provided, at the Service Provider’s sole option, at the Service Provider’s then-current time and materials rates:

i.	Repair of damage caused by events beyond the Service Provider’s reasonable control.

ii.	Repair of damage caused by the Customer’s improper installation, relocation, or rearrangement of Deliverables.

9.8	Except for the warranties stated in this clause, the Service Provider DISCLAIMS ALL OTHER WARRANTIES WITH RESPECT TO THE SERVICES AND DELIVERABLES, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW, COURSE OF DEALING, USAGE OF TRADE OR OTHERWISE, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES AGAINST NON-INFRINGEMENT.

9.9	The Service Provider expressly does not warrant that the operation of Deliverables which are software shall be uninterrupted or error-free; or that Deliverables will operate on any system, or with any software, other than the system with which the Service Provider tested such Deliverables. The Service Provider does not warrant any third-party software development tools. The Service Provider specifically does not warrant the accuracy of any technical or subject matter content of the courseware or software that is based upon information or direction provided by the Customer.

10.	Limitation of liability

10.1	The total liability of the Service Provider to the Customer from any cause whatsoever, will be limited to the lesser of the Customer’s actual damages or the Service Fee paid to the Service Provider for those Services and Deliverables that are the subject of the Customer’s claim.

10.2	In no event will either party be liable for SPECIAL, INDIRECT, CONSEQUENTIAL, OR INCIDENTAL DAMAGES, including but not limited to loss of profits, revenues, data or power, damage to or loss of the use of products, damage to property, claims of third parties, including personal injury or death, suffered as a result of provision of Services or use of Deliverables.

10.3	Time for Claims: All claims against the Service Provider must be brought within one (1) year after the cause of action arises and the Customer waives any statute of limitations which might apply by operation of law or otherwise.

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11.	Indemnification

11.1	The Customer shall defend, indemnify, and save the Service Provider harmless, at the Customer’s own expense, against any action or suit brought for any loss, damage, expense or liability that may result by reason of an infringement of any patent, trademark, copyright, or trade secret based upon the normal and intended use of the Deliverables furnished to the Service Provider hereunder.

11.2	Should any of the Deliverables furnished to the Service Provider hereunder become the subject of a claim of any infringement of a patent, trademark, copyright, or trade secret, the Customer shall, at its option and expense, deliver non-infringing material, modify the material so that it becomes non-infringing, or procure for the Service Provider the right to continue using the Customer’s infringing material.

11.3	The Customer agrees to indemnify and hold the Service Provider harmless against all claims, liabilities, demands, damages, or expenses (including attorneys’ fees and expenses) arising out of or in connection with the Customer’s use of the Deliverables.

12.	Force majeure

12.1	Neither party shall be liable for failure to perform, nor be deemed to be in default, under this Agreement for any delay or failure in performance resulting from causes beyond its reasonable control, including but not limited to failure of performance by the other party, acts of state or governmental authorities, acts of terrorism, natural catastrophe, fire, storm, flood, earthquake, riot, insurrection, civil disturbance, sabotage, embargo, blockade, acts of war, or power failure. In the event of such delay, the date of delivery or time of completion will be extended by a period of time reasonably necessary to overcome the effect of any such delay.

13.	Termination

13.1	The Customer reserves the right to terminate a Service in whole or in part, upon 7 days written notice to the Service Provider. In the event the Project is terminated by the Customer prior to completion, the Service Provider shall use its best efforts to conclude or transfer the Project, as directed by the Customer, as expeditiously as possible.

13.2	The Service Provider shall not undertake further work, incur additional expenses, or enter into further commitments with regard to the Project after receiving such notice of termination from the Customer, except as mutually agreed upon by the parties. In the event of termination of a Project as described above, the Service Provider shall be entitled to compensation as follows:

i.	All payments due and owing under this Agreement at the time of the Service Provider’s receipt of the written notice of termination for work completed and in progress;

ii.	Reimbursement for any non-cancellable services and commitments entered into by the Service Provider, in connection with the Project being terminated, provided the Service Provider provides the Customer with documentation of completion of work or expenses incurred.

13.3	Termination of the Project shall not affect either party’s obligations in connection with any other ongoing Projects and the rights and obligations of all non-terminating parties to the Agreement shall remain in full force and effect.

13.4	Failure by either party to comply in any material respect with any of its obligations in this Agreement shall entitle the other party to give notice to the party in default requiring it to cure such default. If such default is not cured within seven (7) days after receipt of such notice, the notifying party shall be entitled to terminate this Agreement by giving notice of such termination to take effect immediately.

13.5	The right of either party to terminate this Service Contract, as herein provided, shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default.

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14.	Delay or suspension of work

14.1	If the Customer’s acts or failure to act causes the Service Provider to delay or suspend performance of Services, the Service Provider and the Customer will mutually agree to one of the following remedies:

i.	The Service Provider will use reasonable efforts to continue performance as practicable under the circumstances and the Customer will continue to make all scheduled payments; or

ii.	The Service Provider will re-assign personnel to extend the Service Provider’s work schedule without liability, and the Customer will pay all additional costs, if any.

14.2	Notwithstanding the above, the Service Provider shall have the right to invoice the Customer for any work performed to date of suspension.

15.	Confidentiality

15.1	The Service Provider and the Customer acknowledge that during the course of the performance of a Project, information of a confidential nature may be disclosed between the parties. Such information, excluding the Deliverables and any other information incident to the Deliverables that a party could reasonably be expected to be provided to the other party as contemplated hereunder, shall be considered confidential information (“Confidential Information”).

15.2	Neither party has the right to disclose the Confidential Information of the other, in whole or in part, to any third party, and neither party will make use of the Confidential Information of the other for its own or a third party’s benefit or in any way use such Confidential Information other than for the purposes of performance of this Agreement without the prior written consent of the disclosing party. Each party agrees to take all steps reasonable to protect the other’s Confidential Information from unauthorized use and/or disclosure.

15.3	The parties agree not to copy in whole or in part, any Confidential Information nor modify the same in any way without prior written consent from the other party. Neither party will be liable to the other for the disclosure of Confidential Information if, as shown by clear and convincing evidence, the Confidential Information: (a) is generally known to the public at the time of disclosure by the disclosing party; or (b) becomes generally known to the public through no fault of the receiving party; or (c) was lawfully in the possession of the receiving party prior to signing this Agreement; or (d) is subject to applicable United States laws or a valid court order requiring disclosure of such Confidential Information.

15.4	In any judicial proceeding, it will be presumed that the Confidential Information in question constitutes protectable trade secrets of the disclosing party, and the receiving party shall bear the burden of proving that the Confidential Information was publicly or rightfully known or disclosed.

16.	Publicity

16.1	The Service Provider may use the Customer’s name or mark and identify as a client of the Service Provider, on the Service Provider’s website and/or marketing materials. The Service Provider may issue a press release, containing the Customer’s name, related to any award under this Agreement.

16.2	Neither party will use the other party’s name or marks, refer to or identify the other party for any other reason, except as established in this clause, without such other party’s written approval. Any approval required under this clause shall not be unreasonably withheld or delayed by either party.

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17.	General terms

17.1	This Service Contract shall be deemed to have been made, executed and delivered in state of the Republic of Singapore and shall be construed in accordance with the laws of the Republic of Singapore.

17.2	Notice to be given by either party under this Agreement shall be sent by certified mail, express overnight delivery, or telecopy to the attention of the other party at the addresses of the parties as first set forth above.

17.3	Severability and assignment: The invalidity or unenforceability, in whole or in part, of any provision in this Agreement shall not affect in any way the remainder of the provisions herein. This Agreement may not be assigned by the Customer without the Service Provider’s consent.

17.4	Entire agreement: This Agreement, together with any other materials referenced in or expressly made a part of the Agreement, constitutes the final and entire Agreement between the Service Provider and the Customer and supersedes all prior and contemporary agreements, oral or written.

17.5	Counterparts: The Parties hereto agree that digital signatures shall be as effective as if originals. This Agreement may be executed via email in any number of counterparts, all of which taken together shall constitute one and the same agreement.

18.	Dispute Resolution

18.1	Any dispute or difference, whether contractual or non-contractual, arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination shall first be referred to mediation under the Mediation Rules of The Law Society of Hong Kong. If the mediation is terminated (as defined in the Mediation Rules of The Law Society of Hong Kong), without the dispute or difference having been resolved, within 21 days after such termination, any party may refer the dispute or difference to arbitration for final resolution.

18.2	Where following mediation in accordance with Clause 18.1 above, the parties are unable to reach a mutually satisfactory resolution of the Disputes, except insofar as the parties elect to enforce this Agreement by judicial process or injunction as provided in the preceding Articles hereof, the Disputes must be submitted to be finally resolved by arbitration in Hong Kong in accordance with UNICITRAL Arbitration Rules for the time being in force. The arbitration shall be administered by Hong Kong International Arbitration Centre (“HKIAC”) in accordance with its Practice Note on UNICITRAL cases. The appointing authority shall be the President or Vice President of HKIAC Court of Arbitration. The language to be used in the arbitral proceedings shall be English.

18.3	This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong (without giving effect to principles of conflicts or choices of law).

18.4	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623) of Hong Kong (or any similar law, regulation or rule in any jurisdiction) of Hong Kong to enforce any term of this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

CUSTOMER
SIGNED, SEALED and DELIVERED CHAN MAN CHUNG its director(s) or authorised signature(s) (duly authorised by resolution of the board of directors) for and on behalf of MARVION GROUP LIMITED	) ) ) ) ) ) ) )

Service Provider

SIGNED, SEALED and DELIVERED

wong king shiu daniel

its director(s) or authorised signature(s) (duly

authorised by resolution of the board of

directors) for and on behalf of

DATACUBE RESEARCH CENTRE LIMITED

) ) ) ) ) ) ) )

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